CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS APPOINTS PATRICIA D. WELLENBACH AND STEPHEN J. NEGROTTI TO
BOARD OF DIRECTORS

TREVOSE, PA - March 26, 2018 - StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”), a leading owner and operator of cemeteries and funeral homes, today announced that Allen Freedman and Howard Carver are retiring from the Board of Directors of its General Partner, StoneMor Partners GP LLC, effective April 2, 2018, and that Patricia D. Wellenbach and Stephen J. Negrotti have been appointed to succeed them. StoneMor also announced that Ms. Wellenbach and Mr. Negrotti are expected to become members of the Audit Committee, with Mr. Negrotti serving as Chairman.
Robert B. Hellman, Jr., Chairman of the Board of Directors of the General Partner, commented, “Trish and Steve bring extensive expertise in areas that will be of benefit to the Partnership - financial oversight, strategic planning and strategy implementation, customer service and building a trusted brand, and we welcome them to the Board. Combined, they have more than six decades of experience and a strong perspective that will help us as we work to turn around the business. We thank Allen and Howard for their service, oversight and guidance, which they have provided since 2004 and 2005, respectively.”
“I’m delighted to join the Board and look forward to working with management and the other directors as StoneMor continues its work to memorialize with dignity in communities near and far,” said Ms. Wellenbach.
Added Negrotti, “StoneMor has a strong brand in the deathcare industry with broad national exposure, and I look forward to contributing my expertise to position the Partnership for continued success.”
Ms. Wellenbach has been President and CEO of Philadelphia’s Please Touch Museum since November 2015, applying her demonstrated experience in managing complex organizations undergoing transformational change and creating a business model that assures long-term sustainability. Over the course of her career she has served in leadership roles in a variety of industries and advised companies as President and CEO of Sandcastle Strategy Group, LLC.
Ms. Wellenbach currently serves on the Boards of Thomas Jefferson University and the Philadelphia Mayor’s Cultural Advisory Board. She is also a member of the National Association of Corporate Directors, Women Corporate Directors, the Forum of Executive Women and the Pennsylvania Women’s Forum. Ms. Wellenbach holds a degree from the Boston College School of Nursing and a certificate from the UCLA Anderson School of Management’s Healthcare Executive Program.
Mr. Negrotti, a Philadelphia area native, was most recently President and CEO of Turner Investments Inc. as well as a Board member and President of the Turner Family of Mutual Funds from April 2014 until October 2015. He has over 40 years of finance and administration experience. Prior to Turner, he was a Partner at Ernst & Young LLP, coordinating services to financial industry clients, and acting as an advisor in their Global Private Equity practice in New York. Mr. Negrotti holds an MBA in Finance from Drexel University and a Bachelor’s degree in Accounting from The Pennsylvania State University.

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About StoneMor Partners L.P.
StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 93 funeral homes in 27 states and Puerto Rico.
StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release, including, but not limited to, information regarding the timing of the anticipated changes to the Board of Directors and Audit Committee of StoneMor’s general partner, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend (including, but not limited to StoneMor’s intent to maintain or increase its distributions),” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release, including the risk that the newly-appointed directors may decide not to serve as directors or on the Audit Committee.
When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.